Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations (602) 977-6595

SOUTHERN COPPER CORPORATION DECLARES DIVIDEND

Phoenix, July 13, 2006- Southern Copper Corporation (SCC) (NYSE and LSE: PCU) announced today a quarterly dividend of $ 2.00 per share payable August 25, 2006, to shareholders of record at the close of business on August 2, 2006.

                Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the largest copper reserves of any listed company in the world. We are a NYSE and Lima Stock Exchange (LSE) listed company of which 75.1% ownership belongs to Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The balance 24.9% ownership forms part of the world’s investment community. We operate mining units, metallurgical facilities and exploration in Peru, Mexico and Chile.

SOUTHERN COPPER CORPORATION
2575 E. Camelback Rd., Suite 500, Phoenix, AZ 85016, U.S.A.
Phone: (602) 977-6500 - Fax: (602) 977-6700